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Exhibit 5.1

January 12, 2004

Quebecor World Capital Corporation
340 Pemberwick Road
Greenwich, Connecticut 06831

Re:	$200,000,000 aggregate principal amount of 4 7/8% Senior Notes due November 15, 2008 and $400,000,000 aggregate principal amount of 6 1/8% Senior Notes due November 15, 2013

Ladies and Gentlemen:

        We have acted as United States counsel to Quebecor World Capital Corporation, a company incorporated under the laws of Delaware (the "Company"), and Quebecor World Inc., a company amalgamated under the laws of Canada (the "Guarantor"), in connection with the Company's new $200,000,000 aggregate principal amount of 4 7/8% Senior Notes due November 15, 2008, and the accompanying guarantees by the Guarantor, and $400,000,000 aggregate principal amount of 6 1/8% Senior Notes due November 15, 2013, and the accompanying guarantees by the Guarantor (collectively, the "Exchange Notes" and the "Exchange Guarantees"). The Company and the Guarantor have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a combined Registration Statement on Form F-9 and Form F-4 (the "Registration Statement") relating to the Company's offer to exchange the Exchange Notes and the Exchange Guarantees for all of its outstanding 4 7/8% Senior Notes due November 15, 2008, and the accompanying guarantees by the Guarantor, and 6 1/8% Senior Notes due November 15, 2013 and the accompanying guarantees by the Guarantor (collectively, the "Outstanding Notes" and the "Outstanding Guarantees" and, together with the Exchange Notes and the "Exchange Guarantees", the "Notes" and "Guarantees") as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus"). The Exchange Notes and the Exchange Guarantees will be issued, and the Outstanding Notes and the Outstanding Guarantees were issued, pursuant to an indenture (the "Indenture") dated as of November 3, 2003 by and among the Company, the Guarantor and Citibank, N.A., as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.

        We have reviewed the Registration Statement and the Indenture, including the form of the Notes and Guarantees attached thereto, filed as Exhibit 4.3 to the Registration Statement, such corporate records and certificates of the Company, public officials and others and original, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or appropriate as a basis for our opinion hereinafter set forth. We have also made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. We have assumed that the issuance and exchange of the Exchange Guarantees for the Outstanding Guarantees have been duly authorized by the requisite corporate action on the part of the Guarantor, that the Indenture has been duly authorized, executed and delivered by the Guarantor and that the Exchange Guarantees will be duly executed and delivered by the Guarantor. Furthermore, we have assumed the authority of the Trustee to enter into the Indenture and to authenticate the Exchange Notes and the Exchange Guarantees, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

        We express this opinion as members of the bar of the State of New York, and we do not express any opinion herein as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States. We understand that Ogilvy Renault, Canadian counsel for the Company, has delivered an opinion with respect to the due authorization, execution and delivery of the Indentures and the Exchange Guarantees by the Guarantor, which is filed as Exhibit 5.2 to the Registration Statement.

        Based upon and subject to the foregoing, we are of the opinion that (i) the Indenture has been duly authorized, executed and delivered by the Company, and that the Exchange Notes have been duly authorized by the Company and, when issued, executed and delivered by the Company and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the Exchange Notes will be validly issued, executed and delivered by the Company and (ii) when the Registration Statement has become effective under the Act and the Exchange Notes and the Exchange Guarantees have been duly executed and authenticated in accordance with the Indenture and exchanged for the Outstanding Notes and the Outstanding Guarantees as contemplated in the Registration Statement, the Exchange Notes and the Exchange Guarantees will constitute valid and legally binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and similar laws relating to or affecting creditors' rights generally and to equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

        Based upon and subject to the foregoing, we are further of the opinion that, under the laws of the United States in effect as of the date hereof and as of the date of the Prospectus, the discussion under the heading "Tax Considerations—U.S. Federal Income Tax Considerations" in the Prospectus included in the Registration Statement contains, with respect to U.S. Holders, the relevant and material provisions of present U.S. federal income tax law and is true and correct as set forth therein.

        This opinion speaks only as of its date and is limited to present statutes, regulations, judicial interpretations, orders, directives and decrees applicable to the facts as they presently exist. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings "Legal Matters" and "Tax Considerations—U.S. Federal Income Tax Considerations" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ ARNOLD & PORTER

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Exhibit 5.1